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                                                                   EXHIBIT 23.01



                           CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Oak Technology, Inc.:

We consent to incorporation by reference in the registration statements
(Nos. 33-89446 and 333-04334) on Form S-8 of Oak Technology, Inc. of our report dated July 29, 1996, except as to Notes 7 and 13, which are as of September 26, 1996, relating to the consolidated balance sheets of Oak Technology, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996, and related schedule, which report appears in the June 30, 1996 annual report on Form 10-K/A of Oak Technology, Inc.

KPMG Peat Marwick LLP
Palo Alto, California
October 1, 1996


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